EXHIBIT 5.1

A Professional Corporation
November 29, 2007
Citizens, Inc.
400 East Anderson Lane
Austin, Texas 78752

Re:	Registration Statement on Form S-3 for Offer and Sale of Class A Common Stock
(Registration No. 333-143518) (the “Registration Statement”)
Ladies and Gentlemen:
     We have acted as counsel to Citizens, Inc., a Colorado corporation (the “Company”), in connection with the offering by the Company of 2,682,857 shares of Class A common stock (the “Shares”) pursuant to the Registration Statement and the Prospectus Supplement dated November 28, 2007 (the “Prospectus Supplement”), each filed under the Securities Act of 1933 (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”).
     This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter is subject to and should be read in conjunction therewith. Additionally, our Opinions set forth herein are based upon and subject to the qualifications, limitations and exceptions set forth in this Opinion Letter.
     In rendering our Opinions herein, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinions, including, without limitation, the Registration Statement and the Prospectus Supplement, the Company’s Articles of Incorporation, as restated or amended (the “Articles”), the Company’s Bylaws, as restated or amended (the “Bylaws”), and the resolutions adopted by the Board of Directors of the Company authorizing, approving and ratifying the preparation and filing of the Registration Statement and the Prospectus Supplement. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons other than the Company where such due execution and delivery by such persons are prerequisites to the effectiveness of such documents.
     As to various factual matters that are material to our Opinions, we have relied upon the factual statements set forth in a certificate of an officer of the Company, and upon any certificates of, and other information obtained from, public officials, as we considered necessary. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor in the manner contemplated by the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.
     We hereby consent to the use of this Opinion Letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the base prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not hereby admit or agree that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,
/s/ Jones & Keller, P.C.

JONES & KELLER, P.C.